CENTURY COMMUNITIES, INC.

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

Century Communities, Inc., a Delaware corporation (“Century,” “we,” “us” and “our”), has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock, par value $0.01 per share (“common stock”).

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation, as amended (the “Charter”), and our Amended and Restated Bylaws (the “Bylaws”), which are filed as exhibits to our most recently filed Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our Charter, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) for additional information.

Authorized Shares

Our Charter authorizes the issuance of up to 150,000,000 shares of capital stock, consisting of:

•	100,000,000 shares of common stock; and
•	50,000,000 shares of preferred stock, par value $0.01 per share (“preferred stock”), of which no shares are outstanding.

The Board of Directors of Century (the “Board”) is authorized to provide out of the unissued shares of preferred stock for one or more series of preferred stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and any qualifications, limitations or restrictions of the shares of such series. The designations, powers, preferences and relative, participating, optional, special and other rights of each series of preferred stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of preferred stock at any time outstanding.

We may amend from time to time our Charter to increase the number of authorized shares of common stock or preferred stock. Any such amendment would require the approval of the holders of a majority of the voting power of the shares entitled to vote thereon. In addition, under the terms of our Charter, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of Century entitled to vote irrespective of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the preferred stock as a class.

Voting Rights

Each holder of our common stock is entitled to one vote per each share on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to vote on all matters on which stockholders generally are entitled to vote.

Our Bylaws provide that at all meetings of stockholders for the election of directors at which a quorum is present and which election is not a Contested Election,  as defined in the Bylaws, a nominee for director shall be elected by a majority of the votes cast.  A “majority of the votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” such director nominee (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election); provided, however, that directors shall be elected by a plurality of the votes cast in connection with any Contested Election, as defined in the

Company’s Bylaws. Pursuant to a director resignation policy in our Corporate Governance Guidelines, any incumbent director who is not elected shall promptly tender a written offer of resignation as a director, and the Nominating and Corporate Governance Committee of the Board will act on an expedited basis to recommend whether to accept or reject the director’s resignation offer or take other action and will submit its recommendation for prompt consideration by the Board. If the Board accepts a director’s resignation offer pursuant to this process, the Nominating and Corporate Governance Committee will recommend to the Board and the Board will thereafter determine what action, if any, will be taken with respect to the vacancy created by the resignation. The Board will take action with respect to the recommendation by the Nominating and Corporate Governance Committee no later than 90 days following certification of the election results and will publicly disclose its decision regarding the director’s resignation offer, if applicable, promptly thereafter.

Our Bylaws further provide that, unless otherwise provided by our Charter, Bylaws, the rules or regulations of any stock exchange applicable to Century or applicable law or pursuant to any regulation applicable to Century or its securities, all other matters shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of Century that are present in person or by proxy and entitled to vote thereon.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to receive ratably the dividends, if any, at such times and in such amounts as may be declared by the Board out of funds legally available for that purpose.

Liquidation Rights

If there is a liquidation, dissolution or winding up of Century, subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock are entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Other Rights and Preferences

Under the terms of our Charter, the holders of our common stock have no preemptive rights, conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Board may designate and issue in the future. Our Charter and Bylaws do not restrict the ability of a holder of our common stock to transfer his, her or its shares of common stock. All currently outstanding shares of our common stock are fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “CCS.”

Anti-Takeover Effects of Certain Provisions of our Charter and Bylaws and the DGCL

Our Charter and Bylaws and the DGCL contain provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Century.

Anti-Takeover Provisions in our Charter and Bylaws

Our Charter and  Bylaws contain the following anti-takeover provisions that may have the anti-takeover effect of delaying, deferring or preventing a change in control of Century:

•

We have shares of common stock and preferred stock available for future issuance without stockholder approval. The existence of unissued and unreserved common stock and preferred stock may enable the Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management.

•	Stockholder action must be taken at an annual or special meeting of stockholders, and stockholders may not act by written consent in lieu of such a meeting.
•	Special meetings of our stockholders may be called only by the Board, the chair of the Board, our chief executive officer or our president.
•

The Board may make, alter, amend and repeal our Bylaws without stockholder approval, subject to the power of our stockholders to alter, amend or repeal any Bylaw, whether adopted by them or otherwise, and any Bylaw amendment that is to be made, altered, amended or repealed by our stockholders must receive the affirmative vote of the holders of at least 66 2/3% of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

•

Except for any additional directors elected by the holders of any outstanding series of preferred stock as provided for or fixed pursuant to the provisions of our Charter, and except with respect to the removal of directors at a special election meeting, directors may be removed from office only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

•

Subject to the rights, if any, of the holders of any outstanding series of preferred stock as provided for or fixed pursuant to the provisions of our Charter and the right of stockholders to elect directors to fill vacancies on the Board in connection with a special election meeting, newly created directorships resulting from an increase in the authorized number of our directors or any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, and any director so chosen will hold office until the next election of directors and until his or her successor is elected and qualified.

•

The affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, repeal or adopt any new or additional Charter provision inconsistent with certain of our Charter provisions, including those relating to the removal of directors, the amendment of our Bylaws, the prohibition against stockholder action by written consent, indemnification and advancement of expenses, and limitation of director liability. The provision of our Charter that sets forth this requirement also requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, in order to be amended, altered, or repealed or for any provision inconsistent therewith to be adopted.
•

Stockholders must follow advance notice procedures to submit nominations of candidates for election to the Board at an annual or special meeting of our stockholders, including director election contests subject to the Securities and Exchange Commission’s universal proxy rules, and must follow advance notice procedures to submit other proposals for business to be brought before an annual meeting of our stockholders.

•

Unless we consent in writing to the selection of an alternative forum, and subject to certain exceptions set forth in our Bylaws, the Court of Chancery of the State of Delaware (or, in the event that the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on our behalf, (ii) any action, suit or proceeding asserting a claim of or for breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of Century to us or to our stockholders (including any claim alleging aiding and abetting of such breach of fiduciary duty), (iii) any action, suit or proceeding asserting a claim against us or against any director or officer or other employee of Century arising pursuant to any provision of the DGCL, our Charter or Bylaws, or (iv) any action asserting a claim against us or against any director or officer or other employee of Century governed by the internal affairs doctrine.

Delaware Business Combination Statute

We are a Delaware corporation, and, in our Charter, we have elected to be subject to Section 203 of the DGCL, known as the Delaware Business Combination Statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless:

•

Prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

Upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

•

At or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholder by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is the corporation’s affiliate or associate and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately before the date of determination.